EXHIBIT 99.2
                                                                    ------------

Able Laboratories Completes $6 Million Private Placement

Senior Management, Directors and Affiliates Invest Over $1 Million

SOUTH PLAINFIELD, N.J.--(BUSINESS WIRE)--Aug. 16, 2001--Able Laboratories, Inc. (OTCBB:ABRX - news) today announced the completion of a private placement resulting in net proceeds of $6,000,000 to the Company. The lead investor in the transaction is a private equity fund, Corporate Opportunity Fund, L.P., which is managed by a Houston-based investment management and investment banking firm, Sanders Morris Harris. In addition, certain managing and limited partners of the firm as well as several individuals knowledgeable with the generic industry also invested in the placement. Over $1,000,000 of the placement was funded by Able's senior management, directors and their affiliates.

Under the terms of the private placement agreement, the investors will receive certain rights including the right to vote as a class on certain matters related to major actions of the Company. In addition, the agreement specifically prohibits the Company from raising capital through the sale of floating rate convertibles, borrowing money in excess of mutually agreed levels or amending the Company's charter without the consent of new investors. The agreement also contains a condition allowing the new investors majority board of directors representation if the Company defaults on the terms of the agreement or does not meet certain profitability criteria. The investors purchased a series of preferred stock that is convertible in the aggregate into 25% of the Company's outstanding shares of common stock, after giving effect to conversions of currently outstanding preferred stock, but excluding director and employee options.

"Very knowledgeable investors and industry experts are involved in this strategic investment," commented Jay Wadekar, President and Chief Operating Officer of Able Laboratories, Inc. "Their investment in Able validates our strategy and vision for the future of this company. These investors bring their experience in the generic industry to Able. This will assist us as we take the company to the next level of performance by expanding our research and development program."

"The generic drug industry is a very interesting sector for us. Considering the upcoming wave of patent expirations, we believe smaller, emerging companies like Able are poised for growth," stated James Gale, Managing Partner of the Corporate Opportunity Fund. "As long-term investors, we are very excited about the potential of Able. We want to work with the Company and assist it in reaching its potential."

Able Laboratories (OTCBB:ABRX - news) is a rapidly growing developer and manufacturer of generic pharmaceuticals. Able has recently completed its transition to focus the company's activities primarily on generic drug development, manufacturing and sales.

Certain information included in this news release (as well as information included in oral statements or other written statements made or to be made by Able Laboratories, Inc. f/k/a DynaGen, Inc.) contain statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about the Company's capitalization, anticipated growth and future operations, the success of current product offerings, research and development efforts and the Company's ability to file for obtain, and the Food and Drug Administration
(FDA) filings and approvals for future products. There is no assurance that the Company will achieve the sales levels that will make its operations profitable or that FDA filings and approvals will be completed as anticipated. The Company's forward-looking statements involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. For a description of additional risks, and uncertainties, please refer to the Company's filings with the Securities and Exchange Commission, including its registration statement on Form S-3, File No. 333-64734, its Annual Report on Form 10-KSB for the year ended December 31, 2000 and its quarterly report on Form 10-Q for the quarter ended June 30, 2001.